Exhibit 10.22

950 Explorer Boulevard
Huntsville, Alabama 35806-2808

October 19, 2001

VIA FACSIMILE (617) 358-1536

Beacon Telco, L.P.
c/o Beacon Photonics, Inc., its General Partner
8 St. Mary Street, Suite 910
Boston, Massachusetts 02115

Re:	Exchange of Warrants and Future Bonus Payments for Common Stock of Verilink Corporation (“Verilink”)

Ladies and Gentlemen:

            As we discussed, Verilink and Beacon Telco, L.P. (“Beacon”) desire to provide for the orderly transition of our relationship in connection with termination of the optical network access project (the “ Project ”) and for certain modifications to our existing agreements as set forth below. This letter is to confirm our agreement regarding the warrants under the Warrant and Stockholder’s Agreement, dated October 13, 2000, by and between Verilink and Beacon (the “ Warrant Agreement ”), bonus payments under the Cooperative Research Agreement, dated October 13, 2000 by and between Verilink and Beacon (the “ Research Agreement ”), and transition matters regarding the Project.

            By signing this agreement below, the parties hereby agree as follows:

1.	Exercise of Warrant and Issuance of Verilink Stock . The parties acknowledge that Beacon previously exercised the outstanding “Warrant” (as defined in the Warrant Agreement) and received Seven Hundred Forty Nine Thousand Nine Hundred (749,900) shares of “Warrant Stock” (as defined in the Warrant Agreement) upon such exercise. In connection with the exercise provided for hereby of the Warrant on the date hereof, Verilink hereby agrees to issue to Beacon Two Hundred Thousand (200,000) shares (the “Shares”) of Warrant Stock in exchange for the cancellation of Beacon’s right to acquire up to an additional 1,300,000 shares of Warrant Stock on the terms set forth in the Warrant Agreement. The parties agree that other than the Shares to be issued hereunder, no further shares of common stock shall be issuable under the Warrant Agreement. Verilink shall promptly deliver certificates evidencing the Shares to Beacon.

2.	Bonus Payments . Beacon hereby irrevocably waives any right or claim, now or in the future, to any portion of “Bonus Amount 2” as defined in the Research Agreement (the “ Bonus Amount 2 ”).

3.	Beacon Option regarding Transition Financing.

(a)	For a period of 120 days (the “ Transition Period ”) from the date hereof, Beacon may at its option and own expense seek additional funding for a new venture (“ Newco ” ) to continue the Project, subject to the restrictions on confidential and proprietary information in the Project Agreements (as defined in the Research Agreement). The Transition Period shall be extended by an additional 60 days in the event Beacon provides to Verilink within such 120-day period a bona fide written proposal for a Qualified Financing signed by the potential investor and Beacon, and reasonably acceptable to Verilink. Verilink shall use its reasonable efforts to make its management personnel available for discussions during the Transition Period with bona fide potential sources of Qualified Financing for Newco to the extent consistent with the other responsibilities of such personnel. Upon the closing of a Qualified Financing for Newco within the Transition Period, Verilink agrees to provide Newco with an exclusive right to use the Optical IP to develop and commercialize an optical networking product for use in the telecommunications access market, without additional consideration to Verilink other

Beacon Telco, L.P.
October 19, 2001

than the equity interest contemplated hereby and on such other terms to be mutually agreed upon in good faith. If a Qualified Financing is not obtained within the Transition Period, Verilink shall retain all right, title and interest to the intellectual property rights it holds under the Project Agreements.

(b)	For purposes hereof, a “ Qualified Financing ” means a transaction that provides (i) Newco with gross cash proceeds from equity financing actually received within the Transition Period of not less than $4 million, (ii) Verilink with co-investment, co-sale, registration and shareholder rights customary for transactions of this type, and (iii) Verilink with no less than a 19.9% fully diluted equity interest in the new venture in consideration of the Optical IP made available by Verilink and without any additional cash investment; provided, however , that to the extent the Post Money Valuation exceeds $20 million as a result of equity funding received within the Transition Period, the minimum equity interest allocated to Verilink in consideration of the Optical IP rights shall be reduced by 0.5% for each $1 million by which the Post Money Valuation exceeds $20 million, but in no event shall Verilink’s equity interest be reduced to less than 14.9% on a fully diluted basis as a result of any financing completed during the Transition Period, or committed during the Transition Period based on the same Post Money Valuation and subsequently funded. The 80.1% (or up to 85.1% in the event of a Post Money Valuation exceeding $20 million) equity interest in Newco available to Beacon shall be reduced to reflect the investment of additional investors and equity issued or reserved for management or employee incentives. In the event a Qualified Financing is consummated within the Transition Period, Verilink shall be entitled to customary anti-dilution rights to maintain the relative equity interest set forth in the preceding sentence with respect to any financing completed during the Transition Period or committed during the Transition Period based on the same Post Money Valuation and subsequently funded. For purposes hereof, “ Post Money Valuation ” means the quotient of (i) the aggregate gross cash proceeds from equity financing actually received within the Transition Period, divided by the (ii) the percentage of Newco’s outstanding equity, determined on a fully diluted basis, issued in exchange for such cash proceeds.

(c)	For purposes hereof, “ Optical IP ” means intellectual property owned by Verilink and created in Boston as part of the Project.

(d)	The parties agree that Verilink will have a non-exclusive right to distribute and market products developed by Newco with applications in the optical network access space on terms and conditions to be mutually agreed upon.

(e)	For a period of 180 days from the end of the Transition Period, Verilink agrees that it shall not consummate any equity financing transaction in which (i) the primary use of proceeds is for the Project and (ii) a material investment is made by a bona fide potential source of a Qualified Financing contacted by Beacon and identified to Verilink in writing during the Transition Period. Notwithstanding the foregoing, Verilink and its affiliates shall not be restricted from raising capital from such sources for general corporate purposes and not primarily for the development of the Project.

4.	Project Agreements .

(a)	Warrant Agreement .

(i)	All of Article II, Sections 3.4(a) through (e) and Section 4.7 of the Warrant Agreement are hereby terminated. All other provisions of the Warrant Agreement shall terminate as of the earlier of a Change in Control of Verilink or June 1, 2002.

(ii)	Beacon agrees that it will not request a Demand Registration under Section 4.3 of the Warrant Agreement prior to April 15, 2002.

(iii)	Except to the extent modified and for the provisions terminated hereby, the remaining provisions of the Warrant Agreement remain in effect.

Beacon Telco, L.P.
October 19, 2001

(b)	Research Agreement . The Research Agreement is hereby modified to remove all references to Bonus Amount 2 or the Warrant. As of November 2, 2001, the Research Agreement shall terminate and be of no further force and effect, except for the provisions of Articles VI through X inclusive and Articles V(B), XII, XVI, XXII and XXIII inclusive, which shall survive the execution of this agreement and the termination of the Research Agreement and such surviving provisions and obligations shall be binding upon and inure to the benefit of the parties, and their respective successors or assigns. The parties agree to cooperate in good faith over the next 30 days to provide for the termination of the Project on an orderly basis.

5.	Investment Representations . Beacon represents, warrants, acknowledges, and agrees that:

(a)	Beacon is acquiring the Shares for investment and for Beacon’s own account only and not with a view to, or for, resale, transfer or distribution (except in a transaction or transaction exempt from registration under the federal and state securities laws or pursuant to an effective registration statement under such laws).

(b)	Beacon acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the “blue sky” securities laws of any state (collectively, the “Acts”) and that the transfer of the Shares may be subject to compliance with the Acts.

(c)	The certificates representing the Shares will bear any legends appropriate under applicable securities laws

(d)	Beacon is an “accredited investor” as defined under Regulation D promulgated under the Securities Act of 1933, as amended, or pursuant to the provisions of the securities act of any state or other jurisdiction and has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Beacon is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.	Mutual Release . Except with respect to continuing obligations set forth in this Agreement, each party hereto, its successors and assigns, whether or not named or described herein, hereby releases the other party hereto, its predecessors, successors, assigns, subsidiaries, affiliates, employees, officers, directors, attorneys and any other persons, firms or corporations, liable to or who may be claimed to be liable to the other party hereto, whether named herein or not, from all claims, counterclaims, crossclaims, demands, damages, claims for attorneys’ fees or expenses, actions, causes of action, agreements, contracts and suits of any kind or nature, known or unknown, which arise from or are related to the Project Agreements.

7.	Miscellaneous . This Letter Agreement contains the entire agreement of Verilink and Beacon with respect to the matters referred to herein and supersedes and replaces any and all previous oral or written agreements between Verilink and Beacon with respect to such matters. This Letter Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws rules, and shall be binding upon and inure to the benefit of the parties, and their respective successors or assigns. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one instrument and a facsimile signature shall have the same force as an original signature.

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Beacon Telco, L.P.
October 19, 2001

  Please sign below to indicate Beacon’s agreement with the terms of this Letter Agreement.

Sincerely, VERILINK CORPORATION
By:	/s/ Graham G. Pattison

Name:	Graham G. Pattison
Title:	President and CEO

Accepted and agreed this 19th day of October, 2001.

BEACON TELCO, L.P.
By:	/s/ Alok Prasad

Name:	Alok Prasad
Title:	President